SCHEDULE 14A INFORMATION

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AVERY DENNISON CORPORATION

(Name of Registrant as Specified In Its Charter)

AVERY DENNISON CORPORATION

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Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103

Notice of Annual Meeting of Stockholders To be held April 28, 2005

To the Stockholders:

The Annual Meeting of Stockholders of Avery Dennison Corporation will be held at 150 North Orange Grove Boulevard, Pasadena, California, on Thursday, April 28, 2005, at 1:30 P.M. for the following purposes:

1.  To elect three directors to hold office for a term of three years and until their successors are elected and have qualified; and

2.  To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 31, 2005; and

3.  To consider and vote upon a proposal to approve an amended and restated employee stock option and incentive plan; and

4.  To transact such other business as may properly come before the meeting and any adjournments thereof.

In accordance with the Bylaws, the Board of Directors has fixed the close of business on Monday, February 28, 2005, as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert G. van Schoonenberg

Secretary

Pasadena, California

Dated: March 10, 2005

Whether or not you presently plan to attend the Annual Meeting, in order to ensure your representation please vote by telephone or by using the Internet as instructed on the enclosed proxy card, or complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope (which does not require postage if mailed in the United States). If you attend the meeting and wish to vote in person, your proxy will not be used.

AVERY DENNISON CORPORATION

150 North Orange Grove Boulevard

Pasadena, California 91103

PROXY STATEMENT

This proxy statement is furnished to the stockholders on behalf of the Board of Directors of Avery Dennison Corporation, a Delaware corporation (hereinafter called “Avery Dennison” or the “Company”), for solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, April 28, 2005, at 1:30 P.M. and at any and all adjournments thereof. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the meeting and wish to vote your shares in person, your proxy will not be used. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. Under the Company’s Bylaws and Delaware law: (1) shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) there is no cumulative voting and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal. The Company has retained D. F. King & Co., Inc. to assist in soliciting proxies for this meeting at a fee estimated at $10,500 plus out of pocket expenses. Expenses incident to the preparation and mailing of the notice of meeting, proxy statement and form of proxy are to be paid by the Company. This proxy statement is to be mailed to stockholders on or about March 10, 2005.

The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting. In addition to the election of directors and ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company, an amended and restated Employee Stock Option and Incentive Plan, (“Employee Plan”) will be submitted for approval by the Company’s stockholders. The Employee Plan was previously approved by stockholders, but is proposed to be amended to increase by 4,500,000 shares the total number of shares issuable thereunder, and to provide that the aggregate unit of shares represented by restricted stock and restricted stock units that may be awarded be increased to a total of 300,000. As of the date of this statement, management knows of no other business that will be presented for consideration at the meeting. However, if any such other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies. See “GENERAL—Stockholder Proposals” below.

ELECTION OF DIRECTORS (Proxy Item 1)

The Bylaws of the Company presently provide for thirteen directors, divided into three classes. Three directors are to be elected at the 2005 Annual Meeting and will hold office until the Annual Meeting in 2008 and until their successors are elected and have qualified. It is intended that the persons so appointed in the enclosed proxy will, unless authority is withheld, vote for the election of the three nominees proposed by the Board of Directors, all of whom are presently directors of the Company. In voting for the election of directors, each share has one vote for each position to be filled. All of the nominees have consented to being named herein and to serve if elected. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

The following information, which has been provided by the directors, shows for each of the nominees for election to the Board of Directors and for each director whose term continues, his or her name, age and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on, the period during which such person has served as a director of the Company and the year in which each continuing director’s present term as director expires.

2005 NOMINEES

The Board of Directors recommends a vote FOR the nominees below.
Richard M. Ferry, age 67. Mr. Ferry is a private investor. Since July 2001, Mr. Ferry has been Founder Chairman of Korn/Ferry International, an international executive search firm. In June 2001, Mr. Ferry retired as Chairman of Korn/Ferry International, a position he had held since May 1997, and in June 2002, he left the board. From May 1991 through May 1997, Mr. Ferry was Chairman and Chief Executive Officer of Korn/Ferry International. He is also a director of Dole Food Company, Inc., a producer and marketer of fresh produce and packaged foods; Mrs. Fields Famous Brands, LLC, a fresh-baked products company; and Pacific Mutual Holding Company, the parent of Pacific Life Insurance Company, a provider of life insurance, annuities and mutual funds. He has been a director of Avery Dennison Corporation since December 1985.

Kent Kresa, age 66. Mr. Kresa is a private investor and business consultant. Since October 2003, Mr. Kresa has been Chairman Emeritus of Northrop Grumman Corporation, an aeronautics and defense systems manufacturer. In October 2003, Mr. Kresa retired as Chairman of Northrop Grumman Corporation, a position he had held since September 1990. From September 1990 to March 2003, he also served as Chairman and Chief Executive Officer of Northrop Grumman Corporation. He is also a director of Fluor Corporation, an engineering, procurement, construction, and maintenance services company, and General Motors Corporation, an automotive manufacturer. He has been a director of Avery Dennison Corporation since February 1999.

Peter K. Barker, age 56. Mr. Barker is a private investor. From November 1982 until November 1998, Mr. Barker was a partner in Goldman Sachs & Company, an investment banking, securities and investment management firm. He is also a director of Ameron International Corporation, a manufacturer of concrete, pipe, protective coatings and construction products, and Stone Energy Corporation, an independent oil and gas exploration and development company. He has been a director of Avery Dennison Corporation since January 2003.

CONTINUING DIRECTORS

David E. I. Pyott, age 51. Since April 2001, Mr. Pyott has been Chairman, President and Chief Executive Officer of Allergan, Inc., a global healthcare company. From January 1998 through March 2001, he was President and Chief Executive Officer of Allergan, Inc. Prior to 1998, Mr. Pyott was with Switzerland-based Novartis AG, a worldwide healthcare company, serving as head of the Novartis Nutrition Division. He is also a director of Edwards Lifesciences Corporation, a cardiovascular disease treatment company and Pacific Mutual Holding Company, the parent of Pacific Life Insurance Company, a provider of life insurance, annuities and mutual funds. He has been a director of Avery Dennison Corporation since November 1999. His present term expires in 2006.

Dean A. Scarborough, age 49. Since May 2000, Mr. Scarborough has been President and Chief Operating Officer of Avery Dennison Corporation, a global leader in pressure-sensitive technology. From November 1999 through April 2000, Mr. Scarborough served the Company as Group Vice President, Fasson Roll Worldwide. From August 1997 through October 1999, Mr. Scarborough served as Group Vice President, Fasson Roll North America and Europe. Prior to August 1997, Mr. Scarborough held other executive positions with the Company. He has been a director of Avery Dennison Corporation since May 2000. His present term expires in 2006.

Julia A. Stewart, age 49. Since May 2002, Ms. Stewart has been President, Chief Executive Officer and Chief Operating Officer of IHOP Corporation, which owns, operates and franchises a restaurant chain. From December 2001 through May 2002, Ms. Stewart served as President and Chief Operating Officer of IHOP Corporation. Ms. Stewart was President of the Domestic Division of Applebee’s International, Inc., a restaurant chain, from 1998 until August 2001. Ms. Stewart is a director of IHOP Corporation. She has been a director of Avery Dennison Corporation since January 2003. Her present term expires in 2006.

John T. Cardis, age 63. Mr. Cardis is a private investor. In May 2004, Mr. Cardis retired as National Managing Partner—Global Strategic Clients of Deloitte & Touche USA LLP, an audit, tax, consulting and financial advisory service company. From 1991 to June 1999 Mr. Cardis served as Office Managing Partner, Los Angeles for Deloitte & Touche and he was also a member of the executive committee and a member of the board of directors. He also is a director of Edwards Lifesciences Corporation, a cardiovascular disease treatment company, and Energy East Corporation, an energy services and delivery company. He has been a director of Avery Dennison Corporation since October 2004. His present term expires in 2006.

Philip M. Neal, age 64. Since May 2000, Mr. Neal has served as Chairman and Chief Executive Officer of Avery Dennison Corporation, a global leader in pressure-sensitive technology. From May 1998 through April 2000, Mr. Neal served as President and Chief Executive Officer of Avery Dennison Corporation. From December 1990 through April 1998, Mr. Neal was President and Chief Operating Officer of Avery Dennison Corporation; prior to December 1990, he held various executive positions. He is also a director of Edwards Lifesciences Corporation, a cardiovascular disease treatment company. He has been a director of Avery Dennison Corporation since December 1990. His present term expires in 2007.

Peter W. Mullin, age 64. During the past five years, Mr. Mullin has been Chairman of Mullin Consulting, Inc., an executive compensation, benefit planning and corporate insurance consulting firm; prior to July 2003, Mr. Mullin also served as Chief Executive Officer of Mullin Consulting. He is also a director of Mrs. Fields Famous Brands, LLC, a fresh-baked products company. He has been a director of Avery Dennison Corporation since January 1988. His present term expires in 2007.

Bruce E. Karatz, age 59. Since October 1993, Mr. Karatz has been Chairman and Chief Executive Officer of KB Home, a home construction and mortgage finance company. From 1985 to September 1993, Mr. Karatz served as President and Chief Executive Officer of KB Home. He is also a director of Edison International, an electric utility company, and Honeywell International, Inc., a technology and manufacturing company. He has been a director of Avery Dennison Corporation since November 2001. His present term expires in 2007.

Rolf Börjesson, age 62. Since May 2004, Mr. Börjesson has been non-executive Chairman of Rexam PLC, in London, UK, a world-wide consumer packaging company. From 1996 to May 2004, Mr. Börjesson served as Chief Executive Officer of Rexam. He is also a director of SCA AB (Svenska Cellulosa Aktiebolaget) a pulp and paper manufacturer based in Stockholm, Sweden, and Copenhagen Airports A/S, in Denmark He has been a director of Avery Dennison Corporation since January 2005. His present term expires in 2007.

RETIRING DIRECTORS

Charles D. Miller, age 77. Since February 1998, he has been Chairman of Nationwide Health Properties, Inc., a real estate investment trust. In May 2000, Mr. Miller retired as Chairman of Avery Dennison Corporation, a position he had held since May 1998. From November 1983 through April 1998, Mr. Miller was Chairman and Chief Executive Officer of Avery Dennison Corporation. Prior to 1983, he served as President and Chief Executive Officer. He has been a director of Avery Dennison Corporation since January 1975. Mr. Miller will retire at the April Annual Meeting.

Frank V. Cahouet, age 72. Mr. Cahouet is a private investor. In December 1998, Mr. Cahouet retired as Chairman, President and Chief Executive Officer of Mellon Financial Corporation, a financial services company, a position that he had held since June 1987. From September 1986 through June 1987, Mr. Cahouet served as President of the Federal National Mortgage Association, a federally chartered, stockholder-owned corporation. He is also a director of Korn/Ferry International, an international executive search firm; Teledyne Technologies, Inc., an engineering and aerospace products company; and Saint-Gobain Corporation, a supplier of industrial materials. Mr. Cahouet has been a director of Avery Dennison Corporation since February 1983. Mr. Cahouet will retire at the April Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of the Company’s common stock beneficially owned by each director of the Company and each of the executive officers named in the table on page 10, and the aggregate number of such shares beneficially owned by all directors and executive officers as of December 31, 2004.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Philip M. Neal	612,754	(3)	(2)
Charles D. Miller	617,233	(4)	(2)
Frank V. Cahouet	73,370	(5)(6)	(2)
Richard M. Ferry	47,848	(5)(7)	(2)
Peter W. Mullin	50,301	(5)(8)	(2)
Kent Kresa	21,224	(9)	(2)
David E. I. Pyott	21,405	(10)	(2)
Dean A. Scarborough	246,098	(11)	(2)
Bruce E. Karatz	15,276	(12)	(2)
Julia A. Stewart	7,812	(13)	(2)
Peter K. Barker	8,400	(14)	(2)
John T. Cardis	269	(15)	(2)
Rolf Börjesson	—	(16)	(2)
Robert G. van Schoonenberg	136,458	(17)	(2)
Daniel R. O’Bryant	54,926	(18)	(2)
Robert M. Malchione	49,137	(19)	(2)
All Directors and Executive Officers as a Group (22 persons, including those named)	2,202,081	(20)	2.0%

(1)	Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and/or investment power with respect to such shares. Exercise prices for options on shares range from $23.63 to $67.31.

(2)	Less than 1%.

(3)	Includes 417,288 shares with respect to which Mr. Neal holds options exercisable within 60 days from December 31, 2004. Includes 190,227 shares held in trust in which Mr. Neal has sole voting and disposition power.

(4)	Includes 520,900 shares with respect to which Mr. Miller holds options exercisable within 60 days from December 31, 2004. Also includes 72,528 shares held in the Miller Family Trust, as to which Mr. Miller has sole authority to vote and to dispose of the shares. Also includes 4,920 shares held in the Candyman Trust and 4,920 shares held in the Mandycan Trust, as to which Mr. Miller, as co-trustee, shares the authority to vote and to dispose of the shares. Also includes 5,079 shares held by Mrs. Miller, as to which Mr. Miller disclaims beneficial ownership. Also includes 500 shares held by each of Mr. Miller’s two dependent daughters, as to which Mr. Miller disclaims beneficial ownership.

(5)	Includes 21,000 shares with respect to which each of Messrs. Cahouet, Ferry and Mullin holds options exercisable within 60 days from December 31, 2004.

(6)	Includes 27,147 shares held in trust with respect to which Mr. Cahouet has sole voting and disposition power. Also includes 21,869 shares held in trust by Mrs. Cahouet, as to which Mr. Cahouet disclaims any beneficial ownership. Also includes 1,288 shares issuable under stock units designated for Mr. Cahouet under the Company’s Capital Accumulation Plan (“CAP”) trust. Also includes 1,949 stock units designated for Mr. Cahouet under the Director Deferred Equity Compensation Program (“DDECP”).

(7)	Includes 1,332 shares issuable under stock units designated for Mr. Ferry under the CAP trust.

(8)	Includes 666 shares issuable under stock units designated for Mr. Mullin under the CAP trust.

(9)	Includes 14,000 shares with respect to which Mr. Kresa holds options exercisable within 60 days from December 31, 2004. Also includes 6,024 stock units designated for Mr. Kresa under DDECP.

(10)	Includes 14,000 shares with respect to which Mr. Pyott holds options exercisable within 60 days from December 31, 2004. Also includes 6,405 stock units designated for Mr. Pyott under DDECP.

(11)	Includes 209,379 shares with respect to which Mr. Scarborough holds options exercisable within 60 days from December 31, 2004. Also includes 121 shares held by Mrs. Scarborough, as to which Mr. Scarborough disclaims beneficial ownership, and 2,293 shares issuable under stock units designated for Mr. Scarborough under the CAP trust.

(12)	Includes 10,000 shares with respect to which Mr. Karatz holds options exercisable within 60 days from December 31, 2004. Also includes 3,676 stock units designated for Mr. Karatz under DDECP.

(13)	Includes 6,000 shares with respect to which Ms. Stewart holds options exercisable within 60 days from December 31, 2004. Also includes 1,412 stock units designated for Ms. Stewart under DDECP.

(14)	Includes 6,000 shares with respect to which Mr. Barker holds options exercisable within 60 days from December 31, 2004.

(15)	Includes 269 stock units designated for Mr. Cardis under DDECP. Mr. Cardis joined the Board of Directors in October 2004.

(16)	Mr. Börjesson joined the Board of Directors in January 2005.

(17)	Includes 111,300 shares with respect to which Mr. van Schoonenberg holds options exercisable within 60 days from December 31, 2004.

(18)	Includes 42,800 shares with respect to which Mr. O’Bryant holds options exercisable within 60 days from December 31, 2004.

(19)	Includes 43,300 shares with respect to which Mr. Malchione holds options exercisable within 60 days from December 31, 2004.

(20)	Includes 1,663,740 shares with respect to which all executive officers and directors as a group hold options exercisable within 60 days from December 31, 2004.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

During 2004, there were seven meetings of the full Board of Directors and twenty-four meetings of committees of the Board. All of the Avery Dennison directors attended at least 75 percent of the aggregate number of meetings of the Board and meetings of Board committees of which they were members held during the time they served on the Board or Committee. The Company has a policy of encouraging directors to attend the Annual Meeting of Shareholders, and at the 2004 Annual Meeting all of the directors attended.

After review and discussion of the relevant facts and circumstances for each director, including any relationships with Avery Dennison, the Board of Directors has determined that the following directors, who (i) have no material relationships with Avery Dennison, and (ii) meet the Board’s categorical independence standards for directors (which are attached as Exhibit A), are independent based on the New York Stock Exchange (“NYSE”) listing standards: Peter K. Barker, Rolf Börjesson, Frank V. Cahouet, John T. Cardis, Richard M. Ferry, Bruce E. Karatz, Kent Kresa, David E.I. Pyott and Julia A. Stewart. These nine directors constitute a majority of the Board.

Corporate Governance

The Board of Directors and Avery Dennison management have taken a number of steps to enhance the Company’s corporate governance policies and procedures, and to comply with the Sarbanes-Oxley Act, as well as the New York Stock Exchange listing standards. There is a corporate governance section on the Company’s website, which includes key information about our corporate governance. You can access this information by going to www.averydennison.com, selecting the “Investors” section to find our Corporate Governance Guidelines, Charters for the Audit, the Compensation and Executive Personnel, and the Nominating and Governance Committees, Code of Ethics and Business Conduct for Directors, Officers and Employees, Code of Ethics for the Chief Executive Officer and Senior Financial Officers, and the Audit Committee Complaint Procedures. The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

The Board has designated Frank V. Cahouet as presiding director, who presides at executive sessions of the Board. During 2004, the Board held seven executive sessions with non-management directors only during regularly scheduled Board meetings, as well as one additional executive session with independent directors only. Stockholders and other interested parties may write to Mr. Cahouet concerning matters other than accounting and auditing matters c/o Secretary, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103. Stockholders may also write to Kent Kresa, Chairman of the Audit Committee, regarding accounting and auditing matters c/o Secretary at the same address.

Standing Committees of the Board of Directors

The Audit Committee, which is composed of the following independent directors: Kent Kresa (Chairman), Peter K. Barker, Bruce E. Karatz, and David E.I. Pyott, met three times during 2004. The Committee also held four teleconference reviews prior to the Company’s issuing its quarterly and annual news releases concerning financial results. The Audit Committee is appointed by the Board to assist the Board with its oversight responsibilities in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the compliance by the Company with legal and regulatory requirements. A copy of the Audit Committee Charter is available on the Company’s website. The Board has designated Mr. Barker as an “audit committee financial expert” (as that term is defined in Item 401(h) of Regulation S-K of the Securities and Exchange Commission). The Board has determined that each of the members of the Audit Committee is “independent,” as that term is used in Schedule 14A, Item 7(d)(3)(iv) under the Securities Exchange Act of 1934, as amended.

The Compensation and Executive Personnel Committee, which is composed of the following independent directors: Frank V. Cahouet (Chairman), Richard M. Ferry, David E.I. Pyott, and Julia A. Stewart, met six times during 2004. The Compensation and Executive Personnel Committee (“Committee”) is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s Directors and Chief Executive Officer (“CEO”) and other senior executive officers (“Senior Executives”). The Committee has overall responsibility for approving and evaluating compensation plans, policies and programs of the Company, as they affect the Directors, CEO and Senior Executives. In addition, the Committee will review plans and candidates for succession to CEO. The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement. A copy of the Committee’s Charter is available on the Company’s website.

The Ethics and Conflict of Interest Committee, which is composed of the following directors: David E.I. Pyott (Chairman), Bruce E. Karatz, Kent Kresa, Dean A. Scarborough and Julia A. Stewart, met once during 2004. The functions of the Ethics and Conflict of Interest Committee are to survey, monitor and provide counsel as to the business relationships, affiliations and financial transactions of directors, officers and key employees, as they may relate to possible conflicts of interest or to the Company’s Legal and Ethical Conduct Policy; monitor the Company’s compliance program; and report and make recommendations to the Board in instances where it is believed that possible violations of Company policy could exist.

The Finance Committee, which is composed of the following directors: Frank V. Cahouet (Chairman), Peter K. Barker, Richard M. Ferry, Kent Kresa, Charles D. Miller, Peter W. Mullin, Philip M. Neal, Dean A. Scarborough, and Julia A. Stewart, met once during 2004. The functions of the Finance Committee are to assist the Board in consideration of matters relating to the financial affairs and capital requirements of the Company; provide an overview of the financial planning and policies of the Company; and review proposed budgets, significant borrowings and changes in the financial structure of the Company.

The Nominating and Governance Committee, which is composed of the following independent directors: Richard M. Ferry (Chairman), Frank V. Cahouet and David E.I. Pyott, met three times during 2004. The Nominating and Governance Committee is appointed by the Board (i) to assist the Board by identifying individuals qualified to become Board members consistent with criteria approved by the Board, and to recommend to the Board the director nominees for the next annual meeting of shareholders, as well as between annual meetings when appropriate; (ii) to review and recommend to the Board, the Company’s Corporate Governance Guidelines; (iii) to oversee the evaluations of the Board and management (related to corporate governance); and (iv) to recommend to the Board director nominees for each committee. A copy of the Committee’s Charter is available on the Company’s website. The Committee has a process under which all director candidates are evaluated. The Committee uses certain criteria in evaluating any candidate’s capabilities to serve as a member of the Board including: attendance, independence, number of other board directorships, time commitments, education, conflict of interest, senior management experience with a multinational business or other organization with the size, scope, and complexity of the Company, as well as an ability and desire to contribute to the oversight and governance of the Company and to represent the balanced interests of stockholders as a whole, rather than those of special interest groups. Further, the Committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries and in functional areas, such as finance, manufacturing, technology, and investing. Sources for identifying potential nominees include members of the Committee, other Board members, executive officers of the Company, third party search firms, and stockholders. Stockholders desiring to make recommendations concerning new directors should submit the candidate’s name, together with biographical information and professional experience, and the candidate’s written consent to nomination c/o Secretary, Nominating and Governance Committee of the Board of Directors, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103. Stockholders wishing to nominate new directors for election at an annual meeting must comply with the requirements described under the heading “GENERAL—Stockholder Proposals” on page 34.

The Strategic Planning Committee, which is composed of all of the directors with Philip M. Neal as Chairman, met once during 2004. The functions of the Strategic Planning Committee are to review the Company’s long-term strategic plan, objectives, programs, and proposed acquisition candidates and divestitures; review steps being taken to improve shareholder value; and make recommendations to the Board on any of these matters.

The Executive Committee, which is composed of the following directors: Charles D. Miller (Chairman), Frank V. Cahouet, Richard M. Ferry, Peter W. Mullin, and Philip M. Neal, did not meet during 2004. The function of the Executive Committee is to act on an interim basis for the full Board and to report all such actions to the Board for ratification at its next meeting.

In addition to the standing committees noted above, the Board has established an Ad Hoc Committee, which is composed of the following directors: Kent Kresa (Chairman), Frank V. Cahouet and David E.I. Pyott, that met nine times during 2004. The Ad Hoc Committee is appointed by the Board and has been assigned the oversight responsibility for, and is empowered to take action (or if deemed appropriate to make recommendations to the Board) with respect to, the Company’s response to the pending Department of Justice and other competitive practices investigations, as well as any related litigation.

Each director who is not an officer of the Company is paid an annual retainer fee of $55,000 and attendance fees of $1,500 per Board meeting attended, and $1,600 per committee meeting attended as Chairman of the committee or $1,200 per committee meeting attended as a member of the committee (whether it is a standing or an ad hoc committee). The Chairmen of the Audit and the Compensation and Executive Personnel Committees are each also paid an annual retainer fee of $5,500, and the Chairmen of the Finance, the Nominating and Governance and the Ethics and Conflict of Interest Committees are each paid an annual retainer fee of $3,000. Committee members are also paid $1,200 for teleconferences. Under the director deferred compensation plans, fees, which are deferred either accrue interest at a fixed rate based on the 120-month rolling average of ten-year U.S. Treasury Notes (plus, if the director ceases to be a director by reason of death, disability or normal retirement, 25 percent of such rate per annum), or accrue at the actual rate of return (less an administrative fee) of certain investment funds managed by an insurance company. Benefits payable by the Company under this plan are funded with assets placed in a trust. Under the directors deferred equity compensation program, directors have been able to defer fees into stock units, which will be paid out in shares of Company stock at retirement. The Company provided Mr. Miller, as retired Chairman, office space, administrative assistance and paid for financial counseling services, medical insurance, and fees for two local clubs. The Company has a matching gift program under which the Company will match an amount of up to $5,000 that a director gives to the United Way, and the Company will also match an amount of up to $5,000 given to educational institutions. Each non-employee director received an award of 200 shares of the Company’s common stock on April 22, 2004.

Non-employee directors participate in the Director Equity Plan (“Director Equity Plan”), which provides for each non-employee director to receive a stock option grant with respect to 5,000 shares upon joining the Board of Directors, and automatic annual grants of 2,000 shares thereafter to each non-employee director. In December 2004, options to purchase a total of 20,000 shares (2,000 options for each non-employee director) of Company common stock were granted to the non-employee directors eligible to receive grants under such plan. The option price for each such option granted is 100 percent of the fair market value of Company common stock on the date of grant. All options granted have a term of ten years, and become exercisable in two cumulative installments of 50 percent of the number of shares with respect to which the option was initially granted on each of the first and second anniversaries of the grant date, except that all options held by a director, which are unexercisable on the date the director retires at or after age 72, will become fully exercisable on the date of such retirement. Under the CAP, eligible non-employee directors have the opportunity to defer until retirement the receipt of gain realized on exercise of certain stock options.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table and accompanying notes show, for the Chairman and Chief Executive Officer and the other four most highly compensated executive officers of the Company for 2004, the compensation paid by the Company to such persons for services in all capacities during 2004 and the preceding two fiscal years.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Other Annual Compensation ($)(2)		Restricted Stock Award(s) ($)	Securities Underlying Options (#)	LTIP Payouts ($)(3)		All Other Compensation ($)(4)
Philip M. Neal Chairman and Chief Executive Officer	2004 2003 2002	$1,061,667 993,125 935,000	$1,500,000 500,000 1,300,000		$74,155 52,446 —	— — —	190,000 150,000 150,000	$	— 656,000 —	$88,821 44,789 68,418

Dean A. Scarborough President and Chief Operating Officer	2004 2003 2002	$646,333 603,125 563,333	$775,000 270,000 700,000		$64,731 57,491 97,222	— — —	90,000 55,000 55,000	$	— 395,000 —	$51,133 22,836 21,956

Robert G. van Schoonenberg Executive Vice President, General Counsel and Secretary	2004 2003 2002	$501,833 473,621 454,666	$490,000 230,000 475,000		— — —	— — —	57,000 38,950 35,000	$	— 318,000 —	$56,360 19,851 30,175

Daniel R. O’Bryant Senior Vice President, Finance and Chief Financial Officer	2004 2003 2002	$448,333 408,458 378,666	$450,000 160,000 351,000	$	— — 63,430	— — —	51,400 33,250 25,000	$	— 265,000 —	$30,884 14,852 13,958

Robert M. Malchione Senior Vice President, Corporate Strategy and Technology	2004 2003 2002	$424,333 402,892 385,333	$390,000 152,300 357,000		— — —	— — —	48,000 33,250 75,000	$	— 270,000 —	$30,818 15,441 14,325

(1)	Amounts shown include amounts earned, but deferred at the election of these officers under the Company’s Employee Savings Plan, a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code (“Code”).

(2)	Amount for Mr. Neal includes the incremental cost to the Company of $22,289 for his personal use of the Company owned aircraft, $20,420 for financial consulting, and $16,903 for car lease. Amount for Mr. Scarborough includes the incremental cost to the Company of $30,081 for his personal use of the Company owned aircraft and $16,265 for car lease.

(3)	Amounts for 2003 consist of cash payments under the Company’s Executive Long-Term Incentive Plan (“LTIP”) for the cycles completed on December 31, 2002. No payments were made in 2002 or 2004.

(4)	Amounts consist of (i) Company contributions to deferred compensation plans and (ii) Company contributions to the Company’s Employee Savings Plan, a 401(k) plan (“Savings Plan”). These amounts for 2004 are $82,555 and $6,266, respectively, for Mr. Neal; $44,975 and $6,158, respectively, for Mr. Scarborough; $50,238 and $6,122, respectively, for Mr. van Schoonenberg, $24,743 and $6,141, respectively, for Mr. O’Bryant; and $24,950 and $5,868, respectively, for Mr. Malchione.

Option Grants

The following table shows information regarding options granted in 2004 to each of the named executive officers under the Employee Stock Option and Incentive Plan (the “Employee Plan”).

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)(3)
Philip M. Neal	190,000	8.1%	$59.19	12/2/2014	$1,585,056
Dean A. Scarborough	90,000	3.8	59.19	12/2/2014	750,816
Robert G. van Schoonenberg	57,000	2.4	59.19	12/2/2014	475,517
Daniel R. O’Bryant	51,400	2.2	59.19	12/2/2014	428,799
Robert M. Malchione	48,000	2.0	59.19	12/2/2014	400,435

(1)	Non-qualified stock options were granted at fair market value for a term of ten years under the Employee Plan. The options vest nine years and nine months from the date of grant, but are eligible for accelerated vesting, beginning three years from the date of grant, if the Company meets a return on total capital test, which measures the Company’s return on total capital against that of a specified group of other companies approved by the Compensation and Executive Personnel Committee. Alternatively, options granted to LTIP participants retiring under the Company’s retirement plan who have at least ten years service and have a combination of age and service with the Company of seventy-five or more will vest as of the date of termination of employment, provided that the performance test (referred to above) has been met for the fiscal year ending prior to retirement.

(2)	The Compensation and Executive Personnel Committee may accelerate the time at which an option becomes exercisable, and in the event of a “change of control” of the Company (as defined in the option agreement) options become immediately exercisable.

(3)	Option grant date values were determined using a Black-Scholes option-pricing model adapted for use in valuing executive stock options. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility is measured as the standard deviation of the Company’s stock price over the three years prior to grant (.1978); (ii) dividend yield is measured as the cumulative dividends paid the last twelve months as a percentage of the twelve-month average of the month-end closing prices (for the month in which the dividend was declared) prior to grant of the option (3.0%); (iii) the risk-free rate of return represents the weekly average of the seven-year Treasury bond rates for the 52 weeks immediately preceding the grant date of the options (3.85%); (iv) expected period from date of grant to exercise of options (7 years); and (v) vesting restrictions are reflected by reducing the value of the option determined by the Black-Scholes model by 5% for each full year of vesting restrictions, assuming that exercisability of the options were accelerated to the fifth anniversary of the option grant date as a result of meeting the performance condition described in footnote (1) as of that date (i.e., 25%). In the event that the performance condition described in footnote (1) is met later than the fifth anniversary of the grant date, or is not met during the term of the options, the grant date present value of the options would be lower. In the event that such performance condition is not met at all and the options become exercisable nine years and nine months after the options are granted, the grant date present value of the options would be $1,083,133 for Mr. Neal; $513,063 for Mr. Scarborough; $324,940 for Mr. van Schoonenberg, $293,016 for Mr. O’Bryant, and $273,634 for Mr. Malchione. The Black-Scholes option pricing model calculates a cash equivalent value for an option on the date of grant. The Company’s use of such model is not intended to forecast any future appreciation in the price of the Company’s stock. In addition, no gain to the optionees is possible without appreciation in the price of the Company’s common stock, which will benefit all stockholders. If the market price of the stock does not exceed the exercise price of the options at some time after the options become exercisable or if they terminate unvested or unexercised, the value of the options will ultimately be zero.

EQUITY COMPENSATION PLAN INFORMATION

as of December 31, 2004

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	156,000 4,764,981	$ $	52.51 56.15	264,000 635,835

Equity compensation plans not approved by security holders (2)	4,582,764		$54.26	None

Total	9,503,745		$55.18	899,835

(1)	There are two plans: the Company’s Director Equity Plan and the Employee Plan, respectively. Only stock options have been issued.

(2)	The 1996 Stock Incentive Plan (“Stock Incentive Plan”) was amended and restated in December of 2002, to provide that no future stock options or other awards will be made after December 6, 2002, and options that have been granted may not be repriced (note that no previously granted options have ever been repriced).

(3)	In general, the material features of the Stock Incentive Plan are similar to those in the Employee Plan, which was approved by the stockholders in April 2003. The Stock Incentive Plan was adopted by the Board in December 1996 and provided for grants of stock options, stock payments and other awards; however, only stock options, and stock payments issued in exchange for cash compensation at fair market value, were awarded. Options were granted at 100 percent of fair market value on the grant date. Of the 4,582,764 options outstanding, 2,918,825 were exercisable as of December 31, 2004. The shares available under this Plan upon exercise of stock options, or issuance of stock payments, may be either previously unissued shares, issued shares which have been repurchased by the Company as treasury shares, or former treasury shares held in a grantor trust. This Plan provides for appropriate adjustments in the number and kind of shares subject to this Plan and to outstanding grants thereunder in the event of a stock split, stock dividend or certain other types of recapitalizations. Options granted under the Stock Incentive Plan were non-qualified stock options (“NQSOs”) and generally become exercisable in equal installments over four years after the grant date, except that, for employees who participate in the LTIP, options vest in nine years and nine months subject to accelerated vesting after three years, if the Company meets certain performance requirements. NQSOs were granted for a term of ten years.

Under the Director Equity Plan, stock payments are authorized in the form of stock units as part of a deferred compensation arrangement instead of receiving fees or retainers that would otherwise be payable to a director in cash. Dividend equivalents are credited in the form of stock units to the accounts of directors who participate in the DDECP, which represent the value of the dividends per share paid by the Company, calculated with reference to the number of stock units held by each director.

Options and other rights granted under the Employee Plan provide that in the event of a “change of control” of the Company (as defined in the Plan or in an award agreement) all previously unexercisable options and rights become immediately exercisable. This Plan provides that the period of exercisability, following retirement, for options is (i) the full term of the option for the chief executive officer and the chief operating officer; (ii) the lesser of five years or the full term of the option for options granted to participants in the LTIP or any successor plan; and (iii) the lesser of three years or the full term of the option for all other optionees.

Option Exercises and Fiscal Year-End Values

The following table shows for each of the named executive officers the shares acquired on exercise of options during 2004, the difference between the option exercise price and the market value of the underlying shares on the date of such exercise, and (as to outstanding options at December 31, 2004) the number of unexercised options and the aggregate unrealized appreciation on “in-the-money,” unexercised options held at such date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Philip M. Neal	82,000	$3,401,360	417,288/660,000	$5,769,061/1,588,200
Dean A. Scarborough	—	—	209,379/290,000	3,241,022/716,150
Robert G. van Schoonenberg	—	—	111,300/165,950	1,523,044/379,274
Daniel R. O’Bryant	3,700	98,374	42,800/144,650	395,022/373,479
Robert M. Malchione	—	—	43,300/216,250	504,274/709,013

(1)	Market value of the common stock at the exercise date minus the exercise price of the options exercised. Amounts in this column represent the value realized by the named executive upon the exercise of stock options granted in prior years. All options had exercise prices equal to the market price of the Company’s stock on the date the options were granted, and vested on the basis of the executive’s continued employment with the Company. Thus, the amount realized upon exercise of the options resulted directly from appreciation in the Company’s stock price during the executives’ tenure with the Company.

(2)	Market value of the Company’s common stock at December 31, 2004, minus the exercise price of “in-the-money” options.

Long-Term Incentive Plan Awards

Under the LTIP, key executives recommended by the Company’s Chief Executive Officer and designated by the Compensation and Executive Personnel Committee of the Board of Directors (the “Committee”) are eligible to earn a cash incentive award based on the financial performance of the Company and, in some cases, its business units. Participants in the LTIP are eligible to earn a cash incentive award after the end of each performance cycle, which generally begin every other year. The current three-year cycle commenced in 2004 (2004-2006), and future cycles will commence every other year (e.g., 2006 and 2008).

The following table shows, for each of the named executive officers, the estimated future payouts, if any, under the LTIP for the performance cycle that began in 2004. Threshold amounts are the minimum amounts which could be paid under the LTIP and assume that the minimum level of performance is achieved with respect to only one of the three pre-established performance objectives (earnings per share, cumulative economic value added and total stockholder return) during the performance cycle. If such performance is not achieved, amounts would be zero. In addition, maximum awards would not be paid unless the Company achieved pre-established objectives well in excess of these objectives.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR(1)

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout (2)	Estimated Future Payout Under Non-Stock Price Based Plans (3)(4)
			Threshold		Target		Maximum
			$	%	$	%	$	%
Philip M. Neal	—	3 years	$269,910	23	$1,156,923	100	$2,313,846	200
Dean A. Scarborough	—	3 years	147,797	21	633,415	90	1,266,830	180
Robert G. van Schoonenberg	—	3 years	101,944	19	437,060	80	874,120	160
Daniel R. O’Bryant	—	3 years	91,950	19	394,211	80	788,422	160
Robert M. Malchione	—	3 years	85,953	19	368,501	80	737,002	160

(1)	Each listed executive officer has been designated by the Committee as a participant in the LTIP for the performance cycle that began in 2004 and is eligible to receive a cash incentive award, after the end of that cycle, based on a percentage of the named executive’s base salary in effect at the end of the performance cycle. The amount of the executive’s award will depend on the Company’s actual performance during the performance cycle versus the pre-established performance objectives. See “Report of the Compensation and Executive Personnel Committee on Executive Compensation” for a more detailed information on the LTIP.

(2)	The performance cycle began on January 1, 2004, and ends on December 31, 2006.

(3)	Estimated future payouts under the LTIP are calculated using projected salaries for the executive officers as of the end of the performance cycle, and the payout as a percentage of the projected salary.

(4)	Upon a “change of control” (as defined in the LTIP) of the Company, each executive will be entitled to receive a cash payment equal to the named executive’s target award based on his or her annual base salary rate in effect at the time of the change of control.

Retirement Plan

The Company provides retirement benefits for employees under the Retirement Plan for Employees of Avery Dennison Corporation (the “Retirement Plan”) and the Benefit Restoration Plan (the “BRP”) described below. Benefits under the Retirement Plan are based on compensation and are calculated separately for each year of service using the formula 1.25 percent times compensation up to the breakpoint (currently $41,712, which is the average of the Social Security wage bases for the preceding 35 years) plus 1.75 percent times compensation in excess of the breakpoint. The results of the calculation for each year of service are added together to determine the annual single life annuity Retirement Plan benefit for an employee at normal retirement (age 65). The benefit is not subject to reductions for Social Security payments or other offsets.

Amounts payable under the Retirement Plan may be reduced in accordance with certain Code provisions which, as applied to plan years beginning on or after December 1, 1994, limit the annual amount of compensation used to determine annual benefit accruals under the Retirement Plan to the first $200,000 of covered compensation for Plan year 2004 and which limits the annual pension benefit payable in 2004 under the Retirement Plan to $160,000. The Company established the BRP in December 1994 to provide for the payment of supplemental retirement benefits to eligible employees, including each of the individuals listed in the table on page 10, whose Retirement Plan benefits are limited under the foregoing Code provisions. The BRP is an unfunded excess benefit plan, which is administered by the Company. Benefits are payable under the BRP in amounts equal to the amount by which a participant’s benefits otherwise payable under the Retirement Plan, with respect to periods from and after December 1, 1994, are reduced under the applicable provisions of the Code.

Compensation covered by the Retirement Plan includes both salary and bonus amounts, less amounts deferred at the election of employees under the Company’s deferred compensation plans and the Company’s Employee Savings Plan. However, the BRP covers compensation without deduction of amounts deferred under such plans. Hence the retirement benefits payable to each of the individuals listed in the table on page 10 under the Retirement Plan and the BRP, taken together, will be based (for each year of service from and after December 1, 1994) on the sum of the salary and bonus amounts (including all deferred amounts), earned in each such year. The estimated annual benefits payable to each of these individuals under the Retirement Plan and the BRP at normal retirement at age 65, assuming an annual increase in compensation of 3.5% per year until retirement would be:

Name	Estimated Annual Benefit ($) @ 65
Philip M. Neal	$397,387
Dean A. Scarborough	609,724
Robert G. van Schoonenberg	272,102
Daniel R. O’Bryant	395,883
Robert M. Malchione	325,844

The Supplemental Executive Retirement Plan (the “SERP”), adopted in 1983, is designed to provide its participants with additional incentives to further the Company’s growth and development and as an inducement to remain in its service. Participants designated by the Committee are offered benefits under this plan to supplement those to which they may be entitled to at the time of their retirement. The Committee has designated Mr. Neal, Mr. van Schoonenberg and Mr. O’Bryant as participants in this plan. Benefits will commence upon retirement at a benefit level which, when added to the benefits to which they will be entitled from the Retirement Plan, the BRP and the SHARE Plan at the time of retirement, Company contributions to the Employee Savings Plan and the Deferred Compensation Plan and Social Security, will equal 62.5 percent for Mr. Neal, 57.5 percent for Mr. van Schoonenberg and 52.5 percent for Mr. O’Bryant of their respective final average compensation (average of the highest 36 months of the last 60 months of base salary and bonuses paid immediately preceding retirement). Assuming benefits commence in 2006, Mr. Neal’s estimated annual retirement benefit under the SERP would be $650,000. At age 65, Mr. van Schoonenberg’s and Mr. O’Bryant’s estimated annual retirement benefit would be $44,000 and $91,300, respectively. Survivor and disability benefits are also payable under the SERP under certain circumstances. Benefits payable under the SERP are funded with assets placed in a trust. The cost of benefits payable under the SERP will be recovered from the proceeds of life insurance purchased by the Company, when assumptions made as to life expectancy, policy dividends, and other factors are realized.

Other Information

On April 15, 1997, the Company entered into an agreement with Mr. Neal, which was amended on May 1, 2000, to reflect his promotion to Chairman and Chief Executive Officer, providing that, if his employment is terminated for any reason other than for death, disability, cause or voluntary resignation without good reason (as such terms are defined in the agreement), he (i) will receive a payment equivalent to a pro-rated annual bonus for the year of termination; salary and bonus (based on his highest combined annual base salary plus bonus in any of the three previous years) for three years or until he reaches age 65 (the “severance period”); and additional retirement and supplemental retirement benefits which would have accrued during the severance period; (ii) will continue to participate in welfare benefit plans (such as medical, dental, and life insurance) for three years (but reduced to the extent such benefits are provided by another employer); (iii) will receive three additional years of age and service credit under the Company’s deferred compensation plans; (iv) will receive payments under the LTIP for performance cycles that commence during the severance period; and (v) his unvested stock options will be vested. Upon any such termination, Mr. Neal will be entitled to purchase the Company automobile, if any, then being provided for his use at its depreciated book value, and to have assigned to him at no cost (although Mr. Neal must reimburse the Company for the cash value of the policy, if any) and with no apportionment of prepaid premiums, any assignable insurance policy then owned by the Company specifically relating to him. If such termination occurs after a change of control, the Company will pay for outplacement services not to exceed $50,000. Amounts to which Mr. Neal would be entitled under the agreement are reduced to the extent of any compensation which he earns from any new employment or services performed during the severance period. Mr. Neal will be reimbursed for any excise taxes that are imposed under Section 4999 of the Code.

On August 1, 1997, the Company entered into an agreement with Mr. Scarborough, which was amended on May 1, 2000, to reflect his promotion to President and Chief Operating Officer. On February 25, 2005, the Company announced the promotion of Dean A. Scarborough to President and Chief Executive Officer, effective May 1, 2005. On that date Mr. Neal will relinquish his position as Chief Executive Officer, and he will continue to serve as Chairman of the Board of Directors. On September 1, 2000, the Company entered into an agreement with Mr. Malchione, and on January 2, 2001, the Company entered into an agreement with Mr. O’Bryant. These agreements are substantially the same as Mr. Neal’s described above, except (i) the severance period following termination is one year before a change of control and three years after a change of control; (ii) coverage under welfare benefit plans and additional age and service credit under the Company’s deferred compensation plans following termination is one year before a change of control and three years (or the minimum age and service credit required for early retirement benefits and the retirement interest rate) after a change of control; and (iii) there are no comparable provisions in these agreements relating to payments under the LTIP or assumption of insurance policies. On March 16, 1996, the Company entered into an agreement with Mr. van Schoonenberg providing that, if his employment with the Company is terminated for any reason other than for death, disability, cause, or voluntary resignation without good reason (as such terms are defined in the agreement), he will receive a payment equivalent to two years salary and bonus, continue to participate in benefit and incentive plans for a two-year period, his unvested options will be vested, and he will receive the minimum age and service credit required for early retirement eligibility and other purposes; in the event of such termination within two years of a change of control, he will receive a payment equal to three times salary and bonus, payment for LTIP and reimbursement for excise taxes.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from certain Insiders that no other reports were required for such Insiders, the Company believes that, during the 2004 fiscal year, Insiders complied with the Section 16(a) filing requirements applicable to Insiders, except that due to an administrative oversight reports covering option grants made by the Company on December 2, 2004, to the directors and officers named in the table on page 5 and Timothy S. Clyde, Simon D. Coulson, Diane B. Dixon, Karyn E. Rodriguez, Christian A. Simcic and Michael A. Skovran were filed late on December 10, 2004 (rather than on December 6, 2004), and an initial statement of beneficial ownership on Form 3, which was timely filed when Mr. Coulson became an executive officer, omitted to report Mrs. Coulson’s ownership of 4,336 shares of the Company’s common stock under the Company’s Savings Plan; an amended Form 3 and a Form 5 were filed to include those shares.

REPORT OF THE COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE

ON EXECUTIVE COMPENSATION

The Committee has furnished the following report on executive compensation.

Overall Policy

The Board believes that providing appropriate motivation for the Company’s executives and effective leadership are essential for establishing and maintaining the Company’s prominent position in its marketplace and creating an attractive investment for stockholders. Each year the Committee, which is comprised exclusively of independent, non-employee directors, conducts a review of the Company’s executive compensation program and fulfills two major responsibilities: first, the Committee reviews the leadership development process and advises the Board on executive succession planning and, second, the Committee sets the Company’s compensation principles that guide the design and management of the executive compensation plans and programs.

The Committee devotes one full meeting each year to review and discuss the succession planning program in place for the Company’s executive officers (eleven officers). The performance of these executive officers and approximately 90 other highly compensated executives is also considered when their compensation elements are reviewed during the year.

This review includes an assessment of the Company’s compensation program and a comparison of the Company’s executive compensation and performance to comparable public corporations. The Committee has established an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company’s success in meeting specified performance goals and to appreciation in the Company’s stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company’s business strategy, to link executive and stockholders’ interests through equity based plans, and finally to provide a compensation package that recognizes individual contributions, as well as overall business results.

The key elements of the Company’s executive compensation program consist of base salary, annual bonus, stock options, and the executive long-term incentive plan. The Committee’s policies with respect to each of these elements, including the basis for the compensation paid and awarded to Mr. Neal, Chairman and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.

In 2004, the Committee commissioned a study by an independent executive compensation consultant to: perform an assessment of the Company’s executive pay strategy; review competitive compensation levels; evaluate the pay-for-performance relationship of the Company relative to the market; and assess the Company’s incentive plan design and execution.

The study indicated that executive pay positioning should be designed to attract and retain a high caliber of talent for the Company and to recognize the diverse global markets in which the Company operates. Annual bonus and long-term incentive opportunities were revised to maintain market competitiveness. These adjustments were recommended to align the long-term compensation opportunities with market references and to encourage a long-term perspective in managing the business for growth of shareholder value.

Under the 1993 Omnibus Budget Reconciliation Act (“OBRA”) and Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year, except for compensation payments which qualify as “performance-based.” To qualify as “performance-based,” compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by the Committee. In addition, the material terms of the plan must be disclosed to and approved by stockholders and the Committee must certify that the performance goals were achieved before payments can be made. The Committee has designed certain of the Company’s compensation programs to conform with Section 162(m) of the Code and related regulations so that total compensation paid to any employee covered by Section 162(m) generally should not exceed $1 million in any one year, except for compensation payments which qualify as “performance-based.” However, the Company may pay compensation, which is not deductible in certain circumstances. Effective May 2004, the Committee approved a salary increase for Mr. Neal, which resulted in salary payments of $47,760 in excess of the above desired limits; this excess will not be tax deductible for the Company.

Base Salaries

Base salaries for executives are initially determined by evaluating: the responsibilities of the position; the experience and performance of the individual; the business unit’s financial results along with other non-financial performance measures such as manufacturing efficiency gains, leadership development, gains in market share, and employee relations, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. Each year the Company participates in two nationwide salary surveys, conducted by nationally recognized compensation consulting firms, which include base salary data of approximately 350 to 400 large public companies. The Committee uses the data compiled from these surveys to assist it in establishing base salaries. In general, base salaries and total compensation for executives are targeted to a range that approximates the mid-point of the third quartile of the compensation paid by such other companies. Mr. Neal’s base salary is also targeted in this range.

With respect to the base salary granted to Mr. Neal in 2004, the Committee took into account a comparison of base salaries of chief executive officers of the other companies contained in the salary surveys described above; the Company’s success in improving several financial measures in 2004, including increases in sales, net income and cash flow from operations, as well as improvement in working capital management; and the assessment by the Committee of Mr. Neal’s performance, including his individual leadership with respect to the development of long-term business strategies for the Company to improve its economic value, leadership development, succession planning and management continuity. The Committee also took into account Mr. Neal’s considerable experience in both operating and corporate positions, which has enabled him to make significant contributions to the Company. Mr. Neal was granted a base salary of $1,080,000 in 2004 (effective May 2004), which was an increase of 5.4 percent over his $1,025,000 base salary for 2003.

Annual Bonus

Mr. Neal and Mr. Scarborough are eligible for an annual cash bonus under the Company’s Senior Executive Leadership Compensation Plan (the “Senior Executive Bonus Plan”), which was approved by stockholders in 2004. Payments under the Senior Executive Bonus Plan are based solely on the achievement of one or more of the following pre-established objective performance goals: return on total capital (“ROTC”), earnings per share (“EPS”), return on sales (“ROS”), economic value added (“EVA”), return on equity (“ROE”), net income, cash flow, sales growth and total shareholder return (defined as cumulative shareholder return, including the reinvestment of dividends on the Company’s common stock) (“TSR”), subject to the Committee’s discretion to decrease awards that would otherwise be payable under the Senior Executive Bonus Plan. In 2004, the Company significantly exceeded its targeted performance goals (ROTC and EPS, weighted equally) under the Senior Executive Bonus Plan. Based on this performance, Mr. Neal was awarded a cash bonus of $1,500,000, which is three times higher than the bonus paid for 2003.

The Company’s other executive officers are eligible for an annual cash bonus under the Company’s Executive Leadership Compensation Plan (the “Executive Bonus Plan”). Under the Executive Bonus Plan, performance objectives are established at the beginning of each year by the Committee. Eligible executives are assigned threshold, target and maximum bonus levels. The Company performance measure for bonus payments may be based on several financial goals. In 2004, they were ROTC and EPS. In 2004, the Company significantly exceeded each of its targeted financial goals, each of which is given equal weighting for the corporate executive officers. For other executive officers with responsibility for a particular group, each of which consists of several business units, the performance measure is based on the group’s net income, EVA and sales. The sales performance measure is weighted more heavily than the group’s net income and EVA for determining bonuses. The Committee weighs these financial goals heavily. The Committee also considers individual non-financial performance measures in determining bonuses under the Executive Bonus Plan, but to a much lesser extent than the financial goals described above.

Stock Options

The Committee believes that significant equity interests in the Company held by the Company’s management align the interests of stockholders and management. The Company has adopted a stock ownership policy for officers and directors, which encourages each officer and director to achieve and maintain certain specified levels of stock ownership during his or her tenure with the Company. A copy of this policy is filed as an exhibit to the Company’s Annual Report on Form 10-K for 2004.

Stock options were granted to the Company’s executive officers under the Employee Plan. The size of stock option awards is determined by the Committee using as a guideline a formula, which takes into account competitive compensation data. In the event of poor Company or individual performance, the Committee may elect not to award options or to grant options on fewer shares. Actual grants awarded are based on an assessment of the executive’s performance over the course of the prior year, as well as an assessment of the executive’s potential for future contributions and achievements.

Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant and with a ten-year term. Options for officers who participate in the LTIP (including the individuals whose compensation is detailed in this proxy statement) vest nine years and nine months from the date of grant, subject to accelerated vesting beginning three years from the date of grant if the Company meets a ROTC objective that measures the Company’s ROTC as compared to the ROTC of the Peer Group companies listed on page 21. Options for other executives vest 25 percent per year over four years. This approach is designed to promote the creation of stockholder value over the long-term, since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

In 2004, Mr. Neal received options to purchase 190,000 shares with an exercise price of $59.185 per share. As of December 31, 2004, Mr. Neal held in trust 190,227 shares of the Company’s common stock and, with the 2004 grant, holds options to purchase an additional 1,077,288 shares, of which options to purchase 417,288 shares were exercisable as of December 31, 2004.

Long-Term Incentive Plan Awards

Under the LTIP, officers of the Company are eligible to earn a cash incentive award based on the financial performance of the Company and, in some cases, its business units. Participants in the LTIP are eligible to earn a cash incentive award after the end of each three-year performance cycle, which cycles generally begin every other year (e.g., 2004 and 2006).

During 2004, the Committee designated officers of the Company as participants in the LTIP for the performance cycle that began in 2004.

Each of the most senior group of executives who is designated as a participant in the LTIP, including Mr. Neal and the other executives whose compensation is set forth in this proxy statement (“Named Executives”), will be eligible to receive (after the end of the performance cycle (2006)) a cash incentive award of a percentage of the participant’s base salary in effect at the end of the cycle. The award is based on the

Company’s achievement of certain pre-established EPS, EVA and TSR (as compared to the Standard & Poor’s 500 companies) performance objectives, each of which is given equal weight. The threshold, target and maximum award projections for the Named Executives are set forth on page 14. Threshold awards will be earned if the Company meets a substantial portion of the objective. The target award will be earned if the Company achieves an average of 100 percent of the objectives. The maximum award will be earned only if the Company achieves pre-established objectives well above the target objectives.

Participants other than the Named Executives (“Other Participants”) are divided into categories under the LTIP based on their positions with the Company. Target and threshold awards are based on the Company’s achievement of the same objectives as those established for the Named Executives or, for executives who are responsible for a business unit, the unit’s achievement of pre-established sales, net income and cumulative business unit EVA objectives (each of which is given equal weight). Threshold awards for Other Participants will be earned if a substantial portion of one of the applicable objectives is met. Target awards will be earned if an average of 100 percent of all objectives are achieved. Maximum awards will be earned only if the Company achieves pre-established objectives well above the target objectives and, for executives who are responsible for a business unit, such business unit reaches certain levels of achievement of its sales, net income and cumulative business unit EVA objectives. In addition, for Other Participants, the Committee may, in its discretion, provide for cash incentive awards in excess of the awards that would be made based on the formulas contained in the LTIP.

Conclusion

Through the programs described above, a significant portion of the Company’s executive compensation is linked directly to individual and Company performance, and to appreciation in the Company’s stock price. In 2004, approximately 77 percent of Mr. Neal’s compensation consisted of performance-based variable elements, approximately 65 percent for the other Named Executives and approximately 45 percent for other executives. The Committee intends to continue the policy of linking executive compensation to Company performance and returns to stockholders.

February 24, 2005	Frank V. Cahouet, Chairman Richard M. Ferry David E.I. Pyott Julia A. Stewart

STOCKHOLDER RETURN PERFORMANCE

The graphs on the next page compares the Company’s cumulative stockholder return on its common stock, including the reinvestment of dividends, with the return on the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”) and the average return, weighted by market capitalization, of the Peer Group for five-year and ten-year periods ending December 31, 2004. The Company has also included the median return of the Peer Group in the graph as an additional comparison.

The Peer Group is comprised of Air Products & Chemicals Inc., ArvinMeritor, Inc., Baker-Hughes, Incorporated, Ball Corporation, Bemis Company, Incorporated, Black & Decker Corporation, Bowater Incorporated, Cabot Corporation, Crane Company, Crown Holdings, Inc., Cummins Inc., Dana Corporation, Danaher Corporation, Dover Corporation, Eaton Corporation, Ecolab Incorporated, Engelhard Corporation, Ferro Corporation, FMC Corporation, H. B. Fuller Company, The B. F. Goodrich Company, W. R. Grace & Company, Great Lakes Chemical Corporation, Harley-Davidson, Inc., Harris Corporation, Harsco Corporation, Hercules Incorporated, Illinois Tool Works Incorporated, Ingersoll-Rand Company, MASCO Corporation, Maytag Corporation, MeadWestvaco Corporation, NACCO Industries, Newell Rubbermaid Incorporated, Olin Corporation, P.P.G. Industries Incorporated, Parker-Hannifin Corporation, Pentair Incorporated, Pitney Bowes Incorporated, PolyOne Corporation, Sequa Corporation, The Sherwin-Williams Company, Smurfit-Stone Container Corporation, Snap-On Tools Corporation, Sonoco Products Company, Stanley Works, Tecumseh Products Company, Thermo Electron Corporation, Thomas & Betts Corporation, and Timken Company.

During 2004, Boise Cascade Corporation acquired OfficeMax and Ethyl Corporation is no longer a public company, and they were deleted; Ball Corporation and Smurfit-Stone Container Corporation were added to the Peer Group, and have been included for all periods.

Five-Year Cumulative Total Return(1)	Ten-Year Cumulative Total Return(1)

Avery Dennison S&P 500 Index Peer Group (Weighted Average)(2) Peer Group (Median)

5-Year Return

	12/99	12/00	12/01	12/02	12/03	12/04
Avery Dennison	$100	77	81	89	84	92
S&P 500 Index	$100	91	80	62	80	89
Peer Group (Wt. Avg.) (2)	$100	110	119	112	138	175
Peer Group (Median)	$100	92	102	95	123	152

(1)	Assumes $100 invested on Dec. 31, 1999, and the reinvestment of dividends; chart reflects performance on a calendar year basis through Dec. 31, 2004.

(2)	Weighted average is weighted by market capitalization.

10-Year Return

	12/94	12/95	12/96	12/97	12/98	12/99	12/00	12/01	12/02	12/03	12/04
Avery Dennison	$100	145	209	296	276	453	348	367	405	382	419
S&P 500 Index	$100	138	169	226	290	351	319	281	219	282	312
Peer Group (Wt. Avg.) (2)	$100	133	160	217	242	237	252	286	270	332	418
Peer Group (Median)	$100	127	151	201	173	159	158	188	175	210	243

(1)	Assumes $100 invested on Dec. 31, 1994, and the reinvestment of dividends; chart reflects performance on a calendar year basis through Dec. 31, 2004.

(2)	Weighted average is weighted by market capitalization.

Stock price performance reflected in the above graph is not necessarily indicative of future price performance.

CERTAIN TRANSACTIONS

Peter W. Mullin is the chairman, chief executive officer and a director of MC Insurance Services, Inc. (“MC”), Mullin Insurance Services, Inc. (“MINC”) and PWM Insurance Services, Inc. (“PWM”), executive compensation and benefit consultants and insurance agents. Mr. Mullin is also the majority stockholder of MC, MINC and PWM (collectively referred to as the “Mullin Companies”). During 2004, the Company paid premiums to insurance companies for life insurance placed by MC, MINC and PWM in 2004 and prior years in connection with various Company employee benefit plans. The Mullin Companies have advised that in 2004, MC, MINC and PWM earned commissions from such insurance companies in an aggregate amount of approximately $1,143,900 for the placement and renewal of this insurance, in which Mr. Mullin had direct and indirect interests of approximately $804,000, the majority of which was allocated to and used by MCP Insurance Services, LLC (an affiliate of MC) to administer benefit plans and provide benefit statements to participants under various Company employee benefit plans. The Mullin Companies own a minority interest in M Financial Holdings, Inc. (“MFH”). Substantially all of the life insurance policies, which the Company has placed through the Mullin Companies in 2004 and prior years, are issued by insurance companies that participate in reinsurance agreements entered into between these insurance companies and a wholly owned subsidiary of MFH. Reinsurance returns earned by MFH can be negative or positive, depending upon the results of MFH’s aggregate reinsurance pool, which is determined annually by MFH. The Mullin Companies have advised that in 2004, they participated in reinsurance gains of MFH, of which approximately $197,000 of net gains were ascribed by MFH to the Company’s life insurance policies referred to above, and in which gains, Mr. Mullin had direct and indirect interests of approximately $151,000.

VOTING SHARES

Stockholders of record, at the close of business on February 28, 2005, are entitled to notice of, and to vote at, the Annual Meeting. There were 110,456,775 shares of common stock of the Company outstanding on February 28, 2005.

Principal Stockholders

Whenever in this proxy statement information is presented as to “beneficial ownership,” please note that such ownership indicates only that the person shown, directly or indirectly, has or shares with others the power to vote (or to direct the voting of) or the power to dispose of (or to direct the disposition of) such shares; such person may or may not have any economic interest in the shares. The reporting of information herein does not constitute an admission that any such person is, for the purpose of Section 13 or 16 of the 1934 Act, the “beneficial owner” of the shares shown herein.

To the knowledge of the Company, the following were the only persons who, as of December 31, 2004, owned beneficially 5 percent or more of the outstanding common stock of the Company.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent Of Class
Avery Dennison Corporation
Employee Stock Benefit Trust (“ESBT”) Wachovia Bank, N.A., Trustee Executive Services One West 4th Street, NC 6251 Winston-Salem, NC 27101	10,343,648	(1)	9.4%

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	8,102,200	(2)	7.3%

U.S. Trust Corporation
Avery Dennison Master Defined Contribution Plan Trust 515 South Flower Street Suite 2800 Los Angeles, CA 90071	6,043,901	(3)	5.5%

(1)	The ESBT and Wachovia Bank, N.A., as Trustee, disclaim beneficial ownership of these shares.

(2)	Based on information contained in the Schedule 13G of Capital Research and Management Company for the period ending December 31, 2004. Capital Research and Management Company is an advisor, in accordance with Section 240.13d-1(b)(1)(ii)(E) of the 1934 Act.

(3)	Based on information contained in the Schedule 13G of U.S. Trust Corporation for the period ending December 31, 2004. U.S. Trust Corporation is trustee for an employee benefit plan, in accordance with Section 240.13d-1(b)(1)(ii)(F) of the 1934 Act and a parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G) of the 1934 Act.

The Company’s Employee Savings Plan, SHARE Plan and Retirement Plan (the “Plans”) together owned a total of 6,675,301 shares of Company common stock on December 31, 2004, or 6.0 percent of the common stock then outstanding. Although the Company is the Administrator of the Plans, each plan was established and is administered to achieve the different purposes for which it was created for the exclusive benefit of its participants, and employees participating in the Plans are entitled to vote all shares allocated to their accounts. Accordingly, such plans do not constitute a “group” within the meaning of Section 13(d) of the 1934 Act.

RATIFICATION OF APPOINTMENT OF AUDITORS (Proxy Item 2)

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as Avery Dennison’s independent auditors for fiscal 2005, and the Board urges stockholders to vote to ratify PwC’s appointment. Ratification of the selection of PwC by stockholders is not required by the Company’s Bylaws. However, as a matter of good corporate practice, the Board is submitting the selection of PwC for stockholder ratification. PwC has audited the Company’s financial statements since 1998. PwC has confirmed to Avery Dennison that PwC is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence. See “Report of the Audit Committee” on page 33.

Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Relationship with Independent Auditors

PwC has served as Avery Dennison’s independent auditors since 1998, and was our independent auditor for the fiscal year ended December 27, 2003. Prior to 1998, Coopers & Lybrand, LLP, a predecessor firm of PwC, served as the Company’s independent auditor. As stated in Proxy Item 2, the Audit Committee of the Board has selected PwC to serve as our independent auditors for the fiscal year ending December 31, 2005.

Audit services performed by PwC for fiscal 2004 consisted of the examination of the Company’s financial statements and services related to filings with the Securities and Exchange Commission (“SEC”) and certain other non-audit services.

Fiscal 2004 Audit Firm Fee Summary

During fiscal year 2004, we retained PwC to provide services in the following categories and amounts all of which fees were approved by the Audit Committee.

Under the SEC’s final rule issued on January 28, 2003, “Strengthening the Commissions Requirements Regarding Auditor Independence,” in accordance with Section 208(a) of the Sarbanes-Oxley Act of 2002, the categorization of PwC services for fiscal 2004 and 2003 are as follows:

(in millions)	2004	2003
Audit Fees	$7.3	$5.1
Audit Related Fees	0.4	0.6
Tax Fees:
Compliance	2.9	2.0
Planning	2.6	2.4
Other Fees	—	—

Total Fees	$13.2	$10.1

Audit services fees include fees for services performed to comply with Generally Accepted Auditing Standards (“GAAS”), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-related fees include fees associated with assurance and related services traditionally performed by the independent auditor and that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, accounting consultations, consultations concerning financial accounting and reporting standards, general advice with implementation of the new SEC and Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation. Audit-related fees also include audits of pension and other employee benefit plans, as well as the review of information systems and general internal controls unrelated to the audit of the financial statements.

Tax fees relate to fees associated with tax compliance (preparation of original/amended tax returns, tax audits) and tax planning (domestic and international tax planning, tax planning on restructurings, mergers and acquisitions).

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent auditor, and the fees paid to PwC in 2004 were pre-approved. These procedures include reviewing and approving a budget for audit and permitted non-audit services. The budget includes a description of, and an estimated amount for audit services and for particular categories of non-audit services that are recurring in nature and therefore are anticipated at the time the budget is reviewed. Audit Committee pre-approval is required (i) if the estimated amount for a particular category of non-audit services will be substantially exceeded, and (ii) to engage the independent auditor for any non-audit services not included in the budget. The Audit Committee has delegated pre-approval authority to the chairman of the Audit Committee for services that were not included in the budget; these services are then reviewed at the next Audit Committee meeting. The Audit Committee considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, accounting systems, risk profile, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee periodically monitors the services rendered and fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee considers at least annually whether the provision of non-audit services by PwC is compatible with maintaining auditor independence.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to ratify the appointment of PwC as the Company’s independent auditors for the current fiscal year, which ends on December 31, 2005.

Your Board of Directors recommends that you vote FOR approval of this proposal.

EMPLOYEE STOCK OPTION AND INCENTIVE PLAN, amended and restated

(“Employee Plan”) (Proxy Item 3)

Upon the recommendation of the Compensation and Executive Personnel Committee, the Board of Directors has approved and the Company has adopted, subject to stockholder approval, the Employee Plan, as amended and restated, which includes the following key amendments:

1.	an increase of 4,500,000 in the number of shares of common stock authorized for issuance to employees under the Employee Plan; and

2.	an aggregate limit of 300,000 on the number of shares represented by restricted stock, restricted stock units and dividend equivalents that may be awarded.

In January 1990, the Company’s Board of Directors adopted the Employee Plan and in March 1990 the stockholders approved it. In February 1991, January 1994, September 1995 and February 2003, the Board of Directors adopted certain amendments to the Employee Plan, which were approved by the stockholders in March 1991, April 1994, April 1996 and April 2003, respectively.

The principal purpose of the Employee Plan is to provide incentives for officers and employees of the Company and its subsidiaries through granting of options and other awards, thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ.

As of December 31, 2004, there were no outstanding stock appreciation rights (“SARs”), restricted stock or forms of award other than stock options under this Plan. As of December 31, 2004, under the Employee Plan and the Stock Incentive Plan, a total of 9,347,745 shares were subject to outstanding stock options, of which 3,567,572 were exercisable, and stock options were held by approximately 850 employees. As of December 31, 2004, assuming that all outstanding options are exercised, 635,835 shares remained available for the grant of new stock options and other awards under the Employee Plan. Subject to stockholder approval, as of April 28, 2005, the number of shares deliverable pursuant to awards shall be increased by 4,500,000 for an aggregate total of 5,135,835 under the Employee Plan. On February 28, 2005, the closing price of a share of the Company’s common stock on the New York Stock Exchange Composite Tape was $60.70.

The shares available under the Employee Plan upon exercise of stock options, SARs and other awards, and issuance as restricted stock, may be either previously unissued shares, issued shares which have been repurchased by the Company as treasury shares, or former treasury shares that are held in a grantor trust. The Employee Plan provides for appropriate adjustments in the number and kind of shares subject to the Plan and to outstanding grants thereunder in the event of a stock split, stock dividend or certain other types of recapitalizations.

If any portion of a stock option, SAR or other award terminates or lapses unexercised, or are canceled, the shares which were subject to the unexercised portion of such option, SAR or other award will continue to be available for issuance under the Employee Plan. The Company has not repriced and will not reprice any stock option under the Employee Plan. This Plan has been designed to meet the requirements of Section 162(m) of the Code regarding deductibility of executive compensation.

The principle features of the Employee Plan, as amended and restated, are summarized herein below, but the summary is qualified in its entirety by reference to the Employee Plan itself. Copies of the Employee Plan will be available at the Annual Meeting of Stockholders and can also be obtained by making written request to the Company’s Secretary; a copy of the Employee Plan, amended and restated, will be filed with the SEC as an exhibit to the Company’s Annual Report on Form 10-K, which will be filed by March 17, 2005.

Administration

The Committee, which consists of four independent members of the Board, oversees the Employee Plan. The Committee is authorized to select from among the eligible employees the individuals to whom options, SARs, restricted stock and other awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, consistent with the Employee Plan. The Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Employee Plan.

The Employee Plan also authorizes the Committee to delegate all or specified administrative duties and authority, except the authority to make grants or awards, to the Chief Executive Officer or the Secretary of the Company, or both. In addition, the Committee may, in its discretion, grant to the Chief Executive Officer of the Company authority to make grants or awards under the Employee Plan to employees other than executive officers, subject to such limitations as the Committee may impose.

Payment for Shares

The exercise or purchase price for all options, SARs, restricted stock and other rights to acquire Company common stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase, or may be paid in whole or in part in common stock of the Company owned by the optionee and having a fair market value on the date of exercise equal to the applicable tax and the aggregate exercise price of the shares so to be purchased. The Committee may also authorize other lawful consideration to be applied to the exercise or purchase price of an award. This may also include services rendered, or the difference between the exercise price of presently exercisable options and the fair market value of the common stock covered by such options on the date of exercise.

Amendment and Termination

Amendments of the Employee Plan to (i) increase the number of shares as to which options, SARs, restricted stock and other awards may be granted (except for adjustments resulting from stock splits, etc.), (ii) change the class of persons eligible to participate, (iii) grant options at an exercise price below the fair market value of a share of common stock of the Company on the date of grant, or (iv) to reprice options require the approval of the Company’s stockholders. In other respects, the Employee Plan can be amended, modified, suspended or terminated by the Board of Directors, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation, or rule. Amendments to the Plan will not, without the consent of the participant, affect such person’s rights under an award previously granted, unless the award itself otherwise expressly so provides. No termination date is specified for the Employee Plan.

Eligibility

As determined by the Committee, options, SARs, restricted stock and other awards under the Employee Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries as determined by the Committee. Approximately 2,100 officers and other employees are eligible for consideration to participate in the Employee Plan. More than one option, SAR, restricted stock grant or other award may be granted to an employee, but the aggregate fair market value (determined at the time of grant) of shares with respect to which an Incentive Stock Option is first exercisable by an optionee during any calendar year cannot exceed $100,000, and the Committee may not grant options to any optionee during any calendar year covering more than 400,000 shares.

2004 Stock Option Grants to Employees

EMPLOYEE PLANS(1)

Name and Position	Grant Date/Dollar Value ($)(2)	Options Granted in 2004
Philip M. Neal Chairman and CEO	$1,585,056	190,000

Dean A. Scarborough President and COO	750,816	90,000

Robert G. van Schoonenberg EVP, General Counsel and Secretary	475,517	57,000

Daniel R. O’Bryant SVP, Finance and Chief Financial Officer	428,799	51,400

Robert M. Malchione SVP, Corporate Strategy and Technology	400,435	48,000

Executive Group	5,230,685	627,000

Non-Executive Director Group	—	—

Non-Executive Officer Employee Group	13,019,633	1,728,250

Total	$18,250,317	2,355,250

(1)	Values of options to be granted in the future are not presently determinable.

(2)	Option grant date values (for grants under Employee Plan) were determined using a Black-Scholes option pricing model as described in footnote (3) on page 11.

Although only stock options have been awarded, the Employee Plan provides that the Committee may award stock options, SARs, restricted stock, restricted stock units, dividend equivalents and other stock related benefits, or any combination thereof. Each award or issuance will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Non-qualified stock options (“NQSOs”) will provide for the right to purchase common stock at an exercise price equal to at least 100% of fair market value of common stock on the grant date and generally will become exercisable in equal installments over four years after the grant date, or for officers, who participate in the LTIP, options will vest in nine years and nine months, subject to accelerated vesting after three years, if the Company meets certain performance requirements. NQSOs have been granted with a term of ten years, but may be granted for any reasonable term.

Incentive stock options (“ISOs”), if granted, will be designed to comply with the provisions of the Code and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of fair market value of common stock on the grant date and a ten year restriction on their term, but may be subsequently modified to disqualify them from treatment as an incentive stock option.

Stock appreciation rights may be granted in connection with stock options or other awards, or separately. SARs granted by the Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of the Company’s common stock over the exercise price of the related option or other awards, subject to such restrictions and requirements as may be determined by the Committee. The Committee may elect to pay SARs in cash or in common stock, or in a combination of cash and common stock.

Restricted stock and restricted stock units may be sold or granted to participants at various prices and made subject to such restrictions and requirements as may be determined by the Committee. The total number of shares represented by restricted stock, restricted stock units and dividend equivalents that may be awarded under the Employee Plan is 300,000. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or pledged, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse. Restricted stock units represents the right to receive, at a specified time or times, either a specified number of shares of common stock, or a cash payment equal to the fair market value of a specified number of shares of common stock, as the Committee shall determine.

Dividend equivalents may be credited to a participant in the Employee Plan. They represent the value of the dividends per share paid by the Company, calculated with reference to the number of shares covered by options, SARs, restricted stock, or other awards held by the participant.

Miscellaneous Provisions

In consideration of the receipt of an award under the Employee Plan, the employee agrees to remain in the employ of the Company or a subsidiary of the Company generally for at least one year after the award is granted. Option agreements may also provide for immediate termination of options in the event the optionee terminates employment in violation of an employment agreement or is discharged for cause. Options and other rights granted under the Employee Plan currently provide that in the event of a “change of control” of the Company (as defined in the award agreement) all previously unexercisable options and rights become immediately exercisable.

The Employee Plan provides that the period of exercisabilty, following retirement, for options is (i) the full term of the option for the chief executive officer and the chief operating officer; (ii) the lesser of five years or the full term of the option for options granted to participants in the LTIP or any successor plan; and (iii) the lesser of three years or the full term of the option for all other optionees.

No option, SAR or other award granted under the Employee Plan may be assigned or transferred by the awardee, except by will or the laws of intestate succession or to a properly designated beneficiary or transferee. During the lifetime of the holder of any option or right, the option or right may be exercised only by the holder, his guardian or legal representative, or properly designated transferee.

The Company requires participants to discharge withholding tax obligations in connection with the exercise of any option or other right granted under the Employee Plan or the lapse of restrictions on restricted stock, as a condition to the issuance or delivery of stock or payment of other compensation pursuant thereto. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of options or receipt of other awards, subject to the discretion of the Committee to disapprove such use.

Federal Income Tax Consequences

The tax consequences of the Employee Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the Employee Plan, and is intended for general information only. In addition, the tax consequences described below are subject to the limitation of OBRA. Under OBRA, which became law in August 1993, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid in 1994 and thereafter) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in section 280G of the Code) in any one year. However, under OBRA, the deduction limit does not apply to qualified “performance-based” compensation established by an independent compensation committee, which is adequately disclosed to, and approved by, stockholders. In particular, stock options and stock appreciation rights will satisfy the performance-based exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period, and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). The Company believes that it has complied with the requirements of the performance-based compensation exclusion under OBRA for the Employee Plan, including option pricing requirements and requirements governing the administration of the Employee Plan so that deductibility of compensation paid to top executives thereunder is not expected to be disallowed. Alternative minimum tax and state and local income taxes are not discussed below, and may vary depending on individual circumstances and from locality to locality.

Non-qualified Stock Options. For federal income tax purposes, the recipient of NQSOs granted under the Employee Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NQSOs the optionee will realize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. An optionee’s basis for the stock for the purpose of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO.

Incentive Stock Options. There is no taxable income to an employee when an ISO is granted or when that option is exercised; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of tax preference” for the optionee. Gain realized by an optionee upon sale of stock issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to the Company, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. In such event, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and the Company will be entitled to a deduction to the extent the employee must recognize ordinary income. An ISO exercised more than three months after an optionee’s retirement from employment, other than by reason of death or disability, will be taxed as an NQSO, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a SAR, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. The Company will be entitled to a deduction for compensation paid in the same amount, which the recipient realized as ordinary income.

Restricted Stock. Unless an election is made under Section 83(b) of the Code, an employee to whom restricted stock is issued will not have taxable income upon issuance and the Company will not then be entitled to a deduction. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by the Company, the employee will realize ordinary income and the Company will be entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price therefor. If an election is made under Section 83(b), the employee will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price therefor and the Company will be entitled to a deduction in the same amount.

Restricted Stock Unit. An employee, who has been granted a restricted stock unit award, will not realize taxable income until the employee receives stock or cash pursuant to the award, at which time such employee will realize ordinary income equal to the full fair market value of the shares delivered or the amount of cash paid. At that time, the Company generally will be allowed a corresponding tax deduction equal to the compensation taxable to the employee, subject to any other Code restrictions.

Dividend Equivalents. A recipient of a dividend equivalent award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

Deferred Compensation. Participants who defer compensation generally will recognize no income, gain or loss for federal income tax purposes when non-qualified stock options or other awards are granted in lieu of amounts otherwise payable, and the Company will not be entitled to a deduction at that time. When and to the extent options are exercised or awards are received, the ordinary rules regarding non-qualified stock options outlined above will apply. When and to the extent stock or cash is received, the ordinary rules outlined above will apply.

Reasons for Amended and Restated Employee Plan

As of December 31, 2004, 635,835 shares remained available for future awards. Also as of that date, options held by officers and employees and covering 9,347,745 shares were outstanding under the Employee Plan and the Stock Incentive Plan. The Board of Directors has determined that it is advisable to continue to provide stock-based incentive compensation to the Company’s key employees, thereby continuing to align the interests of such employees with those of the stockholders, and that awards under the Employee Plan are an effective means of providing such compensation. On February 24, 2005, the Board of Directors approved and the Company adopted (subject to stockholder approval) the Employee Plan, as amended and restated, including an increase in the number of shares authorized for issuance and the aggregate number of share of restricted stock or restricted stock units that may be issued. In order to continue to grant stock-based incentive compensation in the future, it is necessary to increase the number of shares available for issuance under the Employee Plan. Therefore, the Board recommends that 4,500,000 additional shares of common stock be reserved under the Employee Plan for issuance on exercise of options and other awards, and that the Employee Plan be approved as amended and restated.

Under OBRA, which became law in August 1993, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid in 1994 and thereafter) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under OBRA, the deduction limit does not apply to qualified “performance-based” compensation established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and stock appreciation rights will satisfy the performance-based exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period, and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

It is the Company’s policy generally to design the Company’s compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as “performance-based.” Accordingly, the Board of Directors is asking stockholders to approve the Employee Plan, as amended and restated. The Company intends to comply with other requirements of the performance-based compensation exclusion under OBRA, including option pricing requirements and requirements governing the administration of the Employee Plan, so that, upon stockholder approval of the Employee Plan, deductibility of compensation paid to senior executives thereunder is not expected to be disallowed.

The proposed amendments will not affect the Federal income tax consequences associated with the Employee Plan, except as noted above.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to approve the Employee Plan, as amended and restated.

Your Board of Directors recommends that you vote FOR approval of this proposal.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is composed of independent directors set forth below, each of whom meets the independence standards of the New York Stock Exchange. The Audit Committee has a written charter adopted by the Board of Directors, which is available at the Company’s website.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the information provided to them and the representations made by management and the independent auditors.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements for the year ended January 1, 2005, with management and the independent auditors, PricewaterhouseCoopers LLP (“PwC”). The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), as amended, and Rule 207 of Regulation S-X, Communications with Audit Committees. The Company’s independent auditors have also provided to the Audit Committee the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1 (“Independence Discussions with Audit Committees”). The Audit Committee has discussed independence matters with the independent auditors and management, and, based on its discussion and review, the Audit Committee is satisfied that the provision of non-audit services, described above, is compatible with maintaining PwC’s independence.

Based on the Audit Committee’s discussions with management and the independent auditors and on the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee has recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 1, 2005, filed with the Securities and Exchange Commission.

February 24, 2005	Kent Kresa, Chairman Peter K. Barker Bruce E. Karatz David E.I. Pyott

GENERAL

Stockholder Proposals

Stockholder proposals for presentation at the annual meeting scheduled to be held on April 27, 2006, must be received at the Company’s principal executive offices on or before November 10, 2005. The Company’s Bylaws provide that stockholders desiring to nominate persons for election to the Board of Directors or to bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 60 to 90 days prior to the first anniversary of the preceding year’s annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, 60 to 90 days prior to such annual meeting or within 10 days after the public announcement of the date of such meeting is first made by the Company; or, if the number of directors to be elected to the Board of Directors is increased and the Company does not make a public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting, within 10 days after such public announcement is first made by the Company (with respect to nominees for any newly created positions only)). Such notice must include (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act and Rule 14a-11 thereunder, (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (c) the name and record address, and class and number of shares owned beneficially and of record, of such stockholder and any such beneficial owner.

Annual Report

The Company’s 2004 Annual Report to Stockholders has recently been mailed to all stockholders of record.

ALL STOCKHOLDERS ARE URGED TO VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD, OR TO COMPLETE, SIGN, AND RETURN THE ACCOMPANYING PROXY SOLICITATION/VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Robert G. van Schoonenberg

Secretary

Dated: March 10, 2005

EXHIBIT A

AVERY DENNISON CORPORATION

BOARD OF DIRECTORS

INDEPENDENCE STANDARDS

An independent Director is one who the Board of Directors affirmatively determines has no material relationship with Avery Dennison (either directly or as a partner, shareholder or officer of an organization that has a relationship with Avery Dennison). The Board has adopted the following categorical standards to assist it in determining each Director’s independence. In the event that a Director has a business or other relationship that does not fit within the described standards and the Director is determined to be independent, the Board will disclose the basis for its determination in the Company’s annual proxy statements or otherwise at least annually.

A Director will be presumed to be independent if the Director:

1) Has not been an employee of Avery Dennison for at least five years, other than in the capacity as a former interim Chairman or interim Chief Executive Officer;

2) Has not, during the last three years, been affiliated with or employed by a present or former independent auditor of Avery Dennison or of any affiliate of Avery Dennison;

3) Has not, during the last three years, been employed as an executive officer by a company for which an executive officer of Avery Dennison concurrently served as a member of such company’s compensation committee;

4) Has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home) who did not satisfy the foregoing criteria during the last three years; provided, however, that with respect to the employment criteria, such Director’s immediate family member may have (i) been affiliated with or employed by a present or former auditor of Avery Dennison or of any affiliate of Avery Dennison other than in a professional capacity and (ii) served as an employee but not as an executive officer of Avery Dennison during such period;

5) Has not received, and has no immediate family member who has received, during the last three years, more than $100,000 in any year in direct compensation from Avery Dennison (other than in his or her capacity as a member of the Board of Directors, or any committee of the Board or pension or other deferred compensation for prior services, provided that such compensation is not contingent in any way on continued service); provided, however, that compensation to such Director’s immediate family member as a non-executive employee shall not be considered in determining independence;

6) Has not been during the last three years an executive officer or an employee, and has no immediate family member who during the last three years has been an executive officer, of a company that made payments to, or received payments from, Avery Dennison for property or services in any of the last three years in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

7) Has not been, and has no immediate family member who has been, an executive officer of a foundation, university, non-profit trust or other charitable organization, for which Avery Dennison and its respective trusts or foundations, account or accounted for more than 2% or $1 million, whichever is greater, of such charitable organizations’ consolidated gross revenues, in any of the last three years;

8) Does not serve, and has no immediate family member who has served, as an executive officer or general partner of an entity that has received an investment from Avery Dennison or any of its subsidiaries, unless such investment is less than $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years; and

9) Is not otherwise disqualified by applicable Securities and Exchange Commission or New York Stock Exchange rules, regulations or listing standards.

In addition to the foregoing, a Director will be considered independent for purposes of serving on Avery Dennison’s Audit and Finance Committee only if the Director:

A) Has not accepted, directly or indirectly, any consulting, advisory or other compensatory fee from Avery Dennison or any subsidiary of Avery Dennison, other than in the Director’s capacity as a director or committee member or any pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service; and

B) Is not an “affiliated person” of Avery Dennison or any subsidiary of Avery Dennison as defined in Rule 10A-3 of the Securities Exchange Act of 1934.

AVERY DENNISON CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

April 28, 2005

1:30 P.M.

Miller Corporate Center

150 North Orange Grove Boulevard

Pasadena, CA 91103

NOTICE

If you plan to attend the Annual Meeting of Stockholders, please so indicate by marking the appropriate box above the signature line on the reverse side. Space limitations make it necessary to limit attendance to stockholders. Registration for the Annual Meeting will begin at 12:30 p.m. on April 28, 2005.

PROXY SOLICITATION/ VOTING INSTRUCTION CARD ANNUAL MEETING - APRIL 28, 2005 PASADENA, CALIFORNIA	Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103

The undersigned hereby appoints Dean A. Scarborough, Julia A. Stewart and David E.I. Pyott, or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 2005 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting. This card provides voting instructions, as applicable, to (i) the appointed proxies for shares held of record by the undersigned including those held under the Company’s DirectSERVICE™ Investment Program, and (ii) the Trustee for shares held on behalf of the undersigned in the Company’s Savings Plan and SHARE Plan.

IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES, AND FOR PROPOSALS NOS. 2 AND 3.

Consistent with its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), U.S. Trust Company, N.A., as Trustee of the Avery Dennison Corporation Savings Plan and SHARE Plan, will vote shares of Company Stock for which timely instructions are not received and shares of Company Stock that have not been allocated to the account of any participant in the same proportion to the manner in which allocated shares of Company Stock are voted by participants who timely furnish voting instructions. The card must be received no later than 5:00 p.m. Eastern Time on April 21, 2005.

Your voting instructions are confidential and will not be revealed to anyone, except as required by law. If you have any questions regarding your voting instructions to U.S. Trust, please call 1-800-535-3093 between the hours of 11:30 a.m. and 7:30 p.m. Eastern Time.

(Continued and to be signed on the other side)

(see reverse side)

C/O EQUISERVE TRUST COMPANY, N.A.

P. O. BOX 8694

EDISON, NJ 08818-8694

You may vote by phone or via the Internet anytime before April 28, 2005. You will need to follow the instructions to vote by phone or via the Internet. If you do so, you should not mail in your proxy card. If you mail your proxy card, it must be received by April 27, 2005.

Your vote is important. Please vote immediately.

Vote-by-Internet			Vote-by-Telephone
		OR

1.	Log on to the Internet and go to http://www.eproxyvote.com/avy		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Follow the easy steps outlined on the secured website.		2.	Follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card

Detach here if you are returning your proxy card by mail

☒ Please mark your votes as indicated in this example

This proxy/voting instruction is solicited by the Board of Directors of the Company. This proxy will be voted as marked. If not otherwise marked, this proxy will be voted “FOR” Proposals 1, 2 and 3.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1. Election of Directors

FOR ALL NOMINEES	FOR ☐	WITHHELD ☐	WITHHELD FROM ALL NOMINEES

Directors:

01. Peter K. Barker

02. Richard M. Ferry

03. Kent Kresa

☐
WITHHELD for the following nominee(s) only (write name(s) above)

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 31, 2005

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Approval of the amended and restated Employee Stock Option and Incentive Plan

FOR ☐	AGAINST ☐	ABSTAIN ☐

Send admission ticket for meeting ☐

NOTE: Please sign exactly as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature                              Date             , 2005                         Signature                              Date             , 2005

CONFIDENTIAL VOTING INSTRUCTIONS	Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103

TO:	EQUISERVE TRUST COMPANY, N. A., AS TABULATING AGENT FOR THE TRUSTEE OF THE AVERY DENNISON CORPORATION EMPLOYEE STOCK BENEFIT TRUST

VOTING INSTRUCTIONS SOLICITED BY THE TRUSTEE ON BEHALF OF THE BOARD OF DIRECTORS OF AVERY DENNISON CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 28, 2005.

The undersigned hereby instructs Wachovia Bank, N.A., as Trustee, to act and vote at the 2005 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in its discretion, upon any other matters which may properly come before the meeting.

Under the terms of the Avery Dennison Corporation Employee Stock Benefit Trust, you are entitled, as an employee and a holder of vested stock options from Avery Dennison, to instruct the Trustee how to vote shares held by the Trust.

(Continued and to be signed on the other side)

(see reverse side)

C/O EQUISERVE TRUST COMPANY, N.A.

P. O. BOX 8694

EDISON, NJ 08818-8694

You may vote by phone or via the Internet anytime before April 28, 2005. You will need to follow the instructions to vote by phone or via the Internet. If you do so, you should not mail in your instruction card. If you mail your instruction card, it must be received by April 27, 2005.

Your vote is important. Please vote immediately.

Vote-by-Internet		OR	Vote-by-Telephone

1.	Log on to the Internet and go to http://www.eproxyvote.com/avy1		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Follow the easy steps outlined on the secured website.		2.	Follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card

Detach here if you are returning your instruction card by mail

☒ Please mark your votes as indicated in this example

This proxy/voting instruction is solicited by the Trustee. This instruction card will be voted as marked. If not otherwise marked, this instruction card will be voted “FOR” Proposals 1, 2 and 3.

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3

1. Election of Directors

FOR ALL NOMINEES	FOR ☐	WITHHELD ☐	WITHHELD FROM ALL NOMINEES

Directors:

01. Peter K. Barker

02. Richard M. Ferry

03. Kent Kresa

☐
WITHHELD for the following nominee(s) only (write name(s) above)

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 31, 2005

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Approval of the amended and restated Employee Stock Option and Incentive Plan

FOR ☐	AGAINST ☐	ABSTAIN ☐

NOTE: Please sign exactly as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature of Optionee                            Date             , 2005

PROXY SOLICITED BY BOARD OF DIRECTORS ANNUAL MEETING - APRIL 28, 2005 PASADENA, CALIFORNIA	Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103

The undersigned hereby appoints Dean A. Scarborough, Julia A. Stewart and David E.I. Pyott, or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 2005 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting.

1.	Election of Directors

Nominees: (01) Peter K. Barker, (02) Richard M. Ferry, and (03) Kent Kresa

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 31, 2005

3.	Approval of the amended and restated Employee Stock Option and Incentive Plan

IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION

OF THE DIRECTOR NOMINEES, AND FOR PROPOSALS NOS. 2 AND 3.

(OVER)

(continued and to be signed on other side)

Δ PLEASE FOLD AND DETACH HERE Δ

☒ Please mark your votes as indicated in this example

A vote FOR ALL nominees is recommended by the Board of Directors

1. Election of Directors (page 1)

FOR ALL ☐	WITHHELD FROM ALL ☐

FOR ALL EXCEPT the following nominee(s):

A vote FOR the proposals below is recommended by the Board of Directors

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 31, 2005

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Approval of the amended and restated Employee Stock Option and Incentive Plan

FOR ☐	AGAINST ☐	ABSTAIN ☐

Space limitations for the Annual Meeting make it necessary to limit attendance to stockholders. “Street name” holders wishing to attend need to bring to the Annual Meeting a copy of a brokerage statement reflecting stock ownership as of February 28, 2005.

NOTE: Please sign exactly as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature of Stockholder                                                         Date                     , 2005

Δ PLEASE FOLD AND DETACH HERE Δ